Exhibit 1.04

Information
Investor Relations	Media Relations

Monish Bahl CDC Corporation	Kate Corcoran Articulate Communications Inc.

678-259-8510 212-255-0080, ext. 18monishbahl@cdcsoftware.com kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

Litehouse Foods Measures Dramatic Results with CDC Software’s Manufacturing Operations
Management Solution

Leading U.S. Salad Dressing Manufacturer Implements CDC Factory as Part of Continuous
Improvement Program and Gains 47 Percent Increased Production Output

HONG KONG, ATLANTA –Oct. 16, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today Litehouse Foods, one of the leading U.S. salad dressing manufacturers, has achieved a 47 percent increase in production output and at the same time, reduced labor costs by more than 15 percent following implementation of the CDC Factory manufacturing operations management system at one of its plants.

CDC Factory will be demonstrated at the World Wide Food Expo 07, October 24-27, in Chicago, at Booth #4938.

Litehouse had embarked on a continuous improvement program based on lean manufacturing practices and set out to improve performance without compromising customer service or product quality. The company had already leveraged their Ross Enterprise Resource Planning (ERP) system, also from CDC Software, to improve efficiency, ensure consistent product quality and achieve industry-leading customer service levels. Still, the company lacked real-time visibility and feedback needed for operators and shop floor teams to make immediate adjustments in the quest for optimized operating performance. After participating in a 3-day proof-of-concept performance review using their own production data, Litehouse chose to implement CDC Factory because the system was demonstrated to be capable of meeting their performance objectives in just six months or less.

Since going live with CDC Factory in April 2007, Litehouse’s Michigan facility has reported a 47 percent per shift increase in output on the main retail production line and reduced labor costs by 15.5 percent. These dramatic improvements allow the plant to manufacture product more efficiently, lower overall operating costs and improve allocation of shop floor personnel.

According to John Shaw, IT director of Litehouse Foods, the impact of this increased output is significant because it means Litehouse can now produce in four days what previously required five days. With capacity constraints relieved for the rapidly growing company, Litehouse can now accept more new business without the need for increased capital spending on new equipment.

“Capturing data is one thing, but actually bringing it into a format that someone can use to make better and faster decisions is completely different,” said Shaw. “CDC Factory makes the data actionable and that is making a significant difference in our continuous improvement efforts. This is not just another IT system sitting in the corner and collecting data. And in addition to its minute-by-minute use on the plant floor, CDC Factory is also used by management to drive overall performance improvement at a strategic level. This is one of those high-value, high-ROI systems that comes along very rarely.”

“CDC Factory is uniquely designed to empower the most important, and largely underutilized assets on the factory floor — the people,” said Eric Musser, president and CEO of CDC Software. “Through this unique design, our customers are measuring significant improvements in terms of higher productivity, reduced operating costs and waste, and ultimately, higher operating profits. Additionally, CDC Factory provides progressive manufacturers, such as Litehouse Foods, with complete visibility into the operations of their plants, and across their multi-plant networks.”

About CDC Factory
CDC Factory is the first packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI (warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to CDC Factory, reducing waste, reducing overhead costs, increasing overall equipment effectiveness, and increase the number of units produced per man-hour and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of CDC Factory solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing CDC Factory solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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